Exhibit 99.1

For more information, contact:

Investor Relations	Media Contact
Stan Kovler	Christi Nicolacopoulos
919/595-4196	603/952-5005
Investor_relations@extremenetworks.com	pr@extremenetworks.com

Extreme Networks Reports Third Quarter Fiscal Year 2020 Financial Results

Cloudifies edge portfolio with 4th generation platform; Application traffic on ExtremeCloud IQ grows 50% from nearly 1.2M connected devices

SAN JOSE, Calif., May 11, 2020 -- Extreme Networks, Inc. (“Extreme”) (Nasdaq: EXTR) today released financial results for its fiscal third quarter ended March 31, 2020.

Fiscal Third Quarter Results:

•	Revenue $209.5 million, down 16% year-over-year and down 22% quarter-over-quarter
•	GAAP EPS $(0.37), down from $(0.06) year-over-year
•	Non-GAAP EPS $(0.14), down from $0.08 year-over-year
•	GAAP gross margin 53.1% compared to 55.4% in Q3 last year
•	Non-GAAP gross margin 56.7% compared to 57.6% in Q3 last year
•	GAAP operating margin (18.3)% compared to (0.9)% in Q3 last year
•	Non-GAAP operating margin (5.1)%, compared to 5.6% in Q3 last year
•	Net cash provided by operating activities of $5.2 million
•	Free Cash Flow of $2.0 million

“I want to thank our employees for their dedication to our business initiatives and our customers. We reported Q3 results in-line with our earnings outlook update issued April 8. As we said then, the COVID-19 health crisis and resulting economic fallout remains an unprecedented headwind. Despite this backdrop, we are happy to say that we did not experience any material change in the competitive environment and continue to maintain large-scale deployments with improved visibility and confidence in our pipeline. We believe we will be able to execute on these opportunities in time,” stated Ed Meyercord, President and CEO of Extreme Networks.

“Even with these challenges, we took actions in the quarter to further strengthen our business. To address market needs, we accelerated our efforts to “cloudify” our portfolio and continued to roll out new products. Our teams executed on these initiatives ahead of schedule, despite operating in a remote work environment. With global priorities around business continuity and cloud-based networking becoming more important than ever, we believe we are well-positioned to capture the long-term market opportunity.  We will weather this challenge and I am confident Extreme will emerge from this as a stronger and more cohesive company” concluded Meyercord.

Remi Thomas, CFO of Extreme Networks noted: “We continued to take actions to further strengthen our balance sheet. During Q3 we delivered positive operating cash flows and sequential improvement in our net debt position. As of March 31, we held nearly $200 million of cash on hand and I am also pleased to announce that we worked with our lenders to extend our covenant waiver until March 31, 2021 from July 31, 2020. During the quarter, we also took action to lower the non-GAAP breakeven point to approximately $220 million in revenue by reducing operating costs and accelerating our R&D and go-to-

market transformations, all while further enhancing our financial flexibility.  We believe this puts us in a solid position to overcome the macroeconomic impact of COVID-19.”

Recent Key Highlights:

•

Extreme announced the successful extension of its 4th generation cloud platform and ExtremeCloud™ IQ unified management platform with a simplified Pilot subscription model across its family of edge switches and access points. ExtremeCloud IQ adoption has grown by 40% in the trailing 12 months. Today, it manages over 1 million devices, with an average of 25,000+ administrator logins per day and ingests over 4 billion management messages daily that feed its machine learning and artificial intelligence engine.

•

The School District of Manatee County in Florida has deployed ExtremeWireless access points in the parking lots of 52 elementary, middle, and high schools to allow students who may not have sufficient internet at home to download remote learning assignments during the COVID-19 crisis. The district provides education to over 49,000 students and employs over 7,000 people.

•

The Lee County Sherriff’s Department in southwest Florida selected Extreme Premier professional services to design, deploy and maintain a network supporting its new Real Time Intelligence Center. The organization will deploy Extreme multi-service edge switches, access solutions and Wi-Fi technology, along with Fabric Connect network virtualization, to upgrade their entire network. The network supports approximately 1,600 sworn law enforcement personnel and civilian support staff to meet the needs of the county’s more than 700,000 residents.

•

To support the operational vitality of its channel partners and the customers they serve through the COVID-19 pandemic, Extreme introduced LEAP - the Lending Enablement & Assistance Program - to provide preferential financial terms for qualified channel partners across the Americas and Europe through September 30, 2020.  LEAP offers flexible, low interest financing, deferred payments, and free training, as well as reduced growth rebate targets, extended partner leveling requirements and training.

•

Further demonstrating the value of cloudifying its portfolio, Extreme also introduced new Portable Branch Kits and Rapid Outdoor Connectivity Kits, enabling hospitals, schools, retail organizations, and other enterprises to use ExtremeCloud IQ to quickly and securely provision, deliver, and manage connectivity in lockstep with organizational requirements to offer secure, reliable, network access anywhere - a critical capability during this pandemic.

•

As the Official Wi-Fi Solutions Provider to Super Bowl LIV, Extreme provided all of the Wi-Fi infrastructure and analytics for the event, held in February at the Hard Rock Stadium in Miami. Extreme "Smart Stadium" technology, co-developed with Verizon, provided a seamless transition from 5G and 4G LTE Networks to stadium Wi-Fi for Verizon customers at the event. This was the seventh consecutive season Extreme was the Official Wi-Fi Solutions Provider for the Super Bowl.

•

Extreme announced it was named a February 2020 Gartner Peer Insights Customers' Choice for Wired and Wireless LAN Access Infrastructure. The company received a 4.9 out of 5 rating as of May 5, 2020 among customers across multiple verticals, including healthcare, education, and communications. This is the second consecutive time in which Extreme Networks was recognized by its customers as a Gartner Peer Insights Customers' Choice in this market.

Gartner Peer Insights Customers' Choice constitute the subjective opinions of individual end-user reviews, ratings, and data applied against a documented methodology; they neither represent the views of, nor constitute an endorsement by, Gartner or its affiliates.

https://www.gartner.com/reviews/market/wired-wireless-lan-access-infrastructure

Fiscal Q3 2020 Financial Metrics:

(in millions, except percentages and per share information)

	Q3 FY'20	Q3 FY'19	Change
GAAP Results of Operations
Product	$136.5	$190.8	$(54.3)	(28)%
Service	73.0	60.1	12.9	21%
Total net revenue	$209.5	$250.9	$(41.4)	(17)%
Gross margin	53.1%	55.4%	-230 bps	-
Operating margin	(18.3)%	(0.9)%	-1741 bps	-
Net loss	$(44.4)	$(6.9)	$(37.5)	(543)%
Net loss per diluted share	$(0.37)	$(0.06)	$(0.31)	(517)%
Non-GAAP Results of Operations
Product	$136.5	$190.8	$(54.3)	(28)%
Service	73.0	60.1	12.9	21%
Total net revenue	$209.5	$250.9	$(41.4)	(17)%
Gross margin	56.7%	57.6%	-90 bps	-
Operating margin	(5.1)%	5.6%	-1070 bps	-
Net income (loss)	$(16.6)	$9.3	$(25.9)	(280)%
Income (loss) per diluted share	$(0.14)	$0.08	$(0.22)	(275)%

•

Q3 ending cash balance was $196.4 million, an increase of $56.0 million from Q2, this was primarily driven by cash generated of $54.5 million from financing activities including $55.0 million from our revolving facility drawdown and operating cash flow generation of $5.2 million, partially offset by investing activity cash flow usage of $3.2 million.

•	Q3 Accounts Receivable balance was $96.2 million, with days sales outstanding of 42, a decrease of 13 days from Q2 and a decrease of 9 days from Q3 last year.
•

Q3 ending inventory was $66.2 million, a decrease of $13.5 million from Q2 and an increase of $8.6 million from Q3 last year.  The year-over-year increase in inventory largely reflects the addition of Aerohive Networks’ inventory, while the quarter-over-quarter decrease reflects supply constraints and demand planning considerations.

•

Q3 ending gross debt* was $425.5 million, an increase of $50.2 million. The sequential increase reflects the drawdown of $55 million from our revolver, partially offset by principal debt payment of approximately $5 million. The $242.6 million increase from Q3 last year results from the acquisition of Aerohive Networks in August 2019. Net debt* of $229.1 million decreased by $5.8 million from $234.9 million in Q2.

Extreme uses the non-GAAP free cash flow metric as a measure of operating performance. Free cash flow represents GAAP net cash provided by operating activities, less purchases of property, plant and equipment. A limitation of the utility of this non-GAAP free cash flow metric as a measure of financial performance is that it does not represent the total increase or decrease in the Company's cash balance for the period. As shown in the table below (in thousands):

Free Cash Flow	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Cash flow provided by operations	$5,150	$17,709	$27,061	$79,502
Less: PP&E CapEx spending	(3,192)	(5,041)	(12,630)	(16,181)
Total free cash flow	$1,958	$12,668	$14,431	$63,321

*Gross debt is defined as long-term and current portion of long-term debt as shown on the balance sheet plus unamortized debt issuance costs. Net debt is defined as gross debt minus cash, as shown in the table below (in millions):

Gross debt	Cash	Net debt
$425.5	$196.4	$229.1

Business Outlook:

Extreme’s Business Outlook is based on current expectations. The following statements are forward-looking, and actual results could differ materially based on market conditions and the factors set forth under “Forward-Looking Statements” below.

The company’s long-term drivers remain intact and we believe that we are well-positioned to capture the market opportunity in cloud-driven networking.  Further, bookings during the first month of Q4 were slightly above our internal expectations and are running at a slightly higher level than the first month of Q3.  However, the current market environment is fluid for everyone and Extreme Networks’ quarterly business is typically back-end loaded, with June being a key month in our Q4 2020 forecast.  Because of these factors, we are temporarily suspending our Q4 2020 outlook.  We will reassess providing quarterly guidance based on the clarity of macroeconomic recovery at the end of the fourth fiscal quarter.

Conference Call:

Extreme will host a conference call at 5:00 p.m. Eastern (2:00 p.m. Pacific) today to review the third fiscal quarter results as well as the business outlook for fourth fiscal quarter ending June 30, 2020, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the internet at http://investor.extremenetworks.com and a replay of the call will be available on the website through May 18, 2020. The conference call may also be heard by dialing 1 (877) 303-9826 or international 1 (224) 357-2194 with Conference ID # 5793875. Supplemental financial information to be discussed during the conference call will be posted in the Investor Relations section of the Company's website www.extremenetworks.com including the non-GAAP reconciliation attached to this press release. The encore recording can be accessed by dialing 1 (855) 859-2056 or international 1 (404) 537-3406. Conference ID # 5793875. The encore recording will be available for 7 days following the call.

About Extreme Networks:

Extreme Networks, Inc. (EXTR) creates effortless networking experiences that enable all of us to advance. We push the boundaries of technology leveraging the powers of machine learning, artificial intelligence, analytics, and automation. Over 50,000 customers globally trust our end-to-end, cloud-driven networking solutions and rely on our top-rated services and support to accelerate their digital transformation efforts and deliver progress like never before. For more information, visit Extreme's website or follow us on Twitter, LinkedIn, and Facebook.

Extreme Networks, the Extreme Networks logo, ExtremeCloud IQ, ExtremeWireless, Extreme Fabric Connect, and ExtremeAnalytics, are trademarks of Extreme Networks, Inc. or its subsidiaries in the United States and/or other countries.

Non-GAAP Financial Measures:

Extreme provides all financial information required in accordance with generally accepted accounting principles (“GAAP”). The Company is providing with this press release non-GAAP gross margins, non-GAAP operating margins, non-GAAP operating expenses, non-GAAP net income, non-GAAP earnings per share, and Non-GAAP free cash flow. In preparing non-GAAP information, the Company has excluded, where applicable, the impact of share-based compensation, acquisition and integration costs, acquired inventory adjustments, amortization of acquired intangibles, inventory valuation adjustment, restructuring charges, income tax and free cash flow.  The Company believes that excluding these items provides both management and investors with additional insight into its current operations, the trends affecting the Company, the Company's marketplace performance, and the Company's ability to generate cash from operations. Please note the Company's non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company's GAAP financial information.

The Company has provided a non-GAAP reconciliation of the results for the periods presented in this release, which are adjusted to exclude certain items as indicated.  These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the Company's ongoing performance as a business. Extreme Networks uses both GAAP and non-GAAP measures to evaluate and manage its operations.

Forward Looking Statements:

Statements in this release, including those concerning the Company’s business outlook, future financial and operating results, acquired technologies and operations, the introduction of new products, the success of our digital transformation initiatives, the impact of the Aerohive acquisition integration, the effectiveness of our efforts to “Cloudify” our portfolio, the expected impact of COVID-19 and related macroeconomic conditions, and overall future prospects are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this release. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: our failure to achieve targeted revenues and forecasted demand from end customers; a highly competitive business environment for network switching equipment and cloud management of network devices; our effectiveness in controlling expenses; the possibility that we might experience delays in the development or introduction of new technology and products; customer response to our new technology and products; risks related to pending or future litigation; macroeconomic factors, a dependency on third parties for certain components and for the manufacturing of our products; and the impacts of COVID-19, and any worsening of the global business and economic environment as a result, on the Company’s business, financial condition and operating results.

More information about potential factors that could affect the Company's business and financial results are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019, Form 8-K issued on April 8, 2020 and other documents of the Company on file with the Securities and Exchange Commission (available at www.sec.gov).  Except as required under the U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission, Extreme Networks disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

###

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(Unaudited)

	March 31, 2020	June 30, 2019
ASSETS
Current assets:
Cash	$196,350	$169,607
Accounts receivable, net of allowance for doubtful accounts of $1,686 and $1,054, respectively	96,212	174,414
Inventories	66,214	63,589
Prepaid expenses and other current assets	36,737	34,379
Total current assets	395,513	441,989
Property and equipment, net	62,961	73,554
Operating lease right-of-use assets, net	53,015	—
Intangible assets, net	77,152	51,112
Goodwill	331,084	138,577
Other assets	53,727	51,642
Total assets	$973,452	$756,874
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt, net of unamortized debt issuance costs of $2,181 and $1,261, respectively	$16,819	$9,011
Accounts payable	52,981	65,704
Accrued compensation and benefits	34,745	51,625
Accrued warranty	15,222	14,779
Current portion, operating lease liability	18,197	—
Current portion, deferred revenue, net	174,900	144,230
Other accrued liabilities	61,665	70,680
Total current liabilities	374,529	356,029
Deferred revenue, less current portion	96,799	59,012
Long-term debt, less current portion, net of unamortized debt issuance costs of $6,796 and $1,251, respectively	399,704	169,739
Operating lease liability, less current portion	53,855	—
Deferred income taxes	2,233	1,957
Other long-term liabilities	29,932	54,150
Commitments and contingencies	—	—
Stockholders’ equity:
Convertible preferred stock, $.001 par value, issuable in series, 2,000 shares authorized; none issued	—	—
Common stock, $.001 par value, 750,000 shares authorized; 126,736 and 121,538 shares issued, respectively; 120,139 and 119,172 shares outstanding, respectively	127	122
Additional paid-in-capital	1,024,836	986,772
Accumulated other comprehensive loss	(6,388)	(2,473)
Accumulated deficit	(959,062)	(853,434)
Treasury stock at cost: 6,597 and 2,366 shares, respectively	(43,113)	(15,000)
Stockholders’ equity	16,400	115,987
Total liabilities and stockholders’ equity	$973,452	$756,874

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net revenues:
Product	$136,547	$190,740	$512,173	$558,027
Service	72,972	60,124	220,324	185,403
Total net revenues	209,519	250,864	732,497	743,430
Cost of revenues:
Product	71,927	86,876	254,705	256,906
Service	26,257	25,069	80,543	74,235
Total cost of revenues	98,184	111,945	335,248	331,141
Gross profit:
Product	64,620	103,864	257,468	301,121
Service	46,715	35,055	139,781	111,168
Total gross profit	111,335	138,919	397,249	412,289
Operating expenses:
Research and development	50,577	52,081	165,073	155,526
Sales and marketing	70,132	72,321	216,925	208,245
General and administrative	15,119	15,479	45,199	42,136
Acquisition and integration costs	5,156	—	30,075	2,613
Restructuring charges, net of reversals and impairment	6,648	—	19,407	1,282
Amortization of intangibles	2,059	1,292	6,366	5,008
Total operating expenses	149,691	141,173	483,045	414,810
Operating loss	(38,356)	(2,254)	(85,796)	(2,521)
Interest income	222	628	1,366	1,665
Interest expense	(5,979)	(2,996)	(17,377)	(9,588)
Other income (expense), net	1,318	(433)	1,128	(345)
Loss before income taxes	(42,795)	(5,055)	(100,679)	(10,789)
Provision (benefit) for income taxes	1,557	1,877	4,949	(1,991)
Net loss	$(44,352)	$(6,932)	$(105,628)	$(8,798)
Basic and diluted net loss per share:
Net loss per share - basic and diluted	$(0.37)	$(0.06)	$(0.88)	$(0.07)
Shares used in per share calculation - basic and diluted	119,162	117,944	119,648	117,619

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Nine Months Ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net loss	$(105,628)	$(8,798)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	21,719	20,026
Amortization of intangible assets	26,460	19,734
Reduction in carrying amount of right-of-use asset	12,469	-
Provision for doubtful accounts	1,267	1,369
Share-based compensation	26,935	24,339
Deferred income taxes	1,293	(6,030)
Non-cash restructuring and impairment charges	7,622	-
Non-cash interest expense	3,070	2,308
Other	(395)	15
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	88,688	69,328
Inventories	16,373	6,222
Prepaid expenses and other assets	438	(6,993)
Accounts payable	(21,530)	(26,348)
Accrued compensation and benefits	(24,009)	(17,502)
Operating lease liabilities	(13,222)	-
Deferred revenue	43	13,197
Other current and long-term liabilities	(14,532)	(11,365)
Net cash provided by operating activities	27,061	79,502
Cash flows from investing activities:
Capital expenditures	(12,630)	(16,181)
Business acquisitions, net of cash acquired	(219,458)	—
Maturities and sales of investments	45,249	727
Net cash used in investing activities	(186,839)	(15,454)
Cash flows from financing activities:
Borrowings under Revolving Facility	55,000	—
Borrowings under Term Loan	199,500	—
Loan fees on borrowings	(10,514)	(545)
Repayments of debt	(29,767)	(17,403)
Repurchase of common stock	(30,000)	(15,000)
Proceeds from issuance of common stock, net of tax withholding	9,491	13,044
Payment of contingent consideration obligations	(3,448)	(5,274)
Deferred payments on an acquisition	(3,000)	(3,000)
Net cash provided by (used in) financing activities	187,262	(28,178)

Foreign currency effect on cash	(741)	(196)

Net increase in cash	26,743	35,674

Cash at beginning of period	169,607	121,139
Cash at end of period	$196,350	$156,813

Extreme Networks, Inc.

Non-GAAP Measures of Financial Performance

To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, ("GAAP"), Extreme Networks uses non-GAAP measures of certain components of financial performance.  These non-GAAP measures include non-GAAP net income, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP earnings per diluted share and Free Cash Flow.

Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release.  In this press release, Extreme Networks also presents its target for non-GAAP expenses, which is expenses less share-based compensation expense, acquisition and integration costs, acquired inventory adjustments, restructuring charges, amortization of acquired intangibles, inventory valuation adjustments, income tax and free cash flow.

Non-GAAP measures presented in this press release are not in accordance with or alternative measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Extreme Networks' results of operations as determined in accordance with GAAP.  These non-GAAP measures should only be used to evaluate Extreme Networks' results of operations in conjunction with the corresponding GAAP measures.

Extreme believes these non-GAAP measures when shown in conjunction with the corresponding GAAP measures enhance investors' and management's overall understanding of the Company's current financial performance and the Company's prospects for the future, including cash flows available to pursue opportunities to enhance stockholder value.  In addition, because Extreme Networks has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.

For its internal planning process, and as discussed further below, Extreme's management uses financial statements that do not include share-based compensation expense, acquisition and integration costs, acquired inventory adjustment, amortization of intangibles, inventory valuation adjustments, restructuring charges, leased asset impairments, income tax and free cash flow.  Extreme’s management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company's financial results.

As described above, Extreme excludes the following items from one or more of its non-GAAP measures when applicable.

Stock-based compensation. Consists of associated expenses for stock options, restricted stock and the Company’s Employee Stock Purchase Plan.  Extreme Networks excludes share-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing cash requirement related to its operating results. Extreme Networks expects to incur share-based compensation expenses in future periods.

Acquired inventory adjustments. Purchase accounting adjustments relating to the mark up of acquired inventory to fair value less disposal costs.

Acquisition and integration costs. Acquisition and integration costs consist of specified compensation charges, software charges, legal and professional fees related to the acquisition of Aerohive in fiscal 2020 and the acquisition of the Campus Fabric and Data Center Businesses in fiscal 2018. Extreme Networks excludes these expenses since they result from an event that is outside the ordinary course of continuing operations.

Amortization of intangibles. Amortization of intangibles includes the monthly amortization expense of intangible assets such as developed technology, customer relationships, trademarks and order backlog.  The amortization of the developed technology intangible is recorded in product cost of goods sold, while the amortization for the other intangibles are recorded in operating expenses.  Extreme Networks excludes these expenses since they result from an intangible asset and for which the period expense does not impact the operations of the business and are non-cash in nature.

Inventory valuation adjustments. Adjustments relating to the mark down of inventory due to duplication of products lines with acquisition of Aerohive net of recoveries on the sale of inventory marked down in previous quarters.

Restructuring expenses. Restructuring expenses primarily consist of severance costs for employees which have no benefit to continuing operations and impairment of right-of-use assets, long-lived assets and other charges related to excess facilities. Extreme Networks excludes restructuring expenses since they result from events that occur outside of the ordinary course of continuing operations.

Income tax. Income tax adjustment relates to a tax benefit resulting from changes introduced by Tax Reform related to US net operating losses allowing the release of US valuation allowance as well as a separate tax benefit resulting from the release of a foreign valuation allowance given anticipated future profitability.

We do not reflect a tax effect associated with the Non-GAAP operating adjustments as the adjustments are primarily related to the US entity which has a full valuation of various loss carryforward tax attributes.

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

(In thousands, except percentages and per share amounts)

(Unaudited)

Non-GAAP Revenues	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Revenues - GAAP Basis	$209,519	$250,864	$732,497	$743,430
Revenues - Non-GAAP Basis	$209,519	$250,864	$732,497	$743,430

Non-GAAP Gross Margin	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Gross profit - GAAP Basis	$111,335	$138,919	$397,249	$412,289
Gross margin - GAAP Basis percentage	53.1%	55.4%	54.2%	55.5%
Adjustments:
Stock based compensation expense	648	871	2,152	2,288
Acquired inventory adjustments	—	—	7,303	—
Acquisition and integration costs	187	—	2,071	1,752
Amortization of intangibles	6,538	4,788	19,797	14,413
Inventory valuation adjustments	—	—	3,677	—
Total adjustments to GAAP gross profit	$7,373	$5,659	$35,000	$18,453
Gross profit - Non-GAAP	$118,708	$144,578	$432,249	$430,742
Gross margin - Non-GAAP percentage	56.7%	57.6%	59.0%	57.9%

Non-GAAP Operating Income (Loss)	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
GAAP operating loss	$(38,356)	$(2,254)	$(85,796)	$(2,521)
GAAP operating loss percentage	(18.3)%	(0.9)%	(11.7)%	(0.3)%
Adjustments:
Stock based compensation expense, cost of revenues	648	871	2,152	2,288
Stock based compensation expense, R&D	2,518	2,814	8,213	7,953
Stock based compensation expense, S&M	1,338	3,187	8,568	8,529
Stock based compensation expense, G&A	2,639	1,942	7,523	5,569
Inventory valuation adjustments	—	—	3,677	—
Acquisition and integration costs	5,343	—	32,146	4,298
Restructuring charges, net of reversals	6,648	—	19,407	1,282
Acquired inventory adjustments	—	—	7,303	—
Amortization of intangibles	8,597	6,080	26,163	19,421
Loss on lease contracts	—	1,288	—	1,288
Total adjustments to GAAP operating loss	$27,731	$16,182	$115,152	$50,628
Non-GAAP operating income (loss)	$(10,625)	$13,928	$29,356	$48,107
Non-GAAP operating income (loss) percentage	(5.1)%	5.6%	4.0%	6.5%

Non-GAAP Net Income (Loss)	Three Months Ended		Nine Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
GAAP net loss	$(44,352)	$(6,932)	$(105,628)	$(8,798)
Adjustments:
Stock based compensation expense	7,143	8,814	26,456	24,339
Inventory valuation adjustments	—	—	3,677	—
Acquisition and integration costs	5,343	—	32,146	4,298
Restructuring charge, net of reversal	6,648	—	19,407	1,282
Acquired inventory adjustments	—	—	7,303	—
Amortization of intangibles	8,597	6,080	26,163	19,421
Loss on lease contracts	—	1,288	—	1,288
Income tax	—	—	—	(7,770)
Total adjustments to GAAP net loss	$27,731	$16,182	$115,152	$42,858
Non-GAAP net income (loss)	$(16,621)	$9,250	$9,524	$34,060

Earnings per share
Non-GAAP net income (loss) per share-diluted	$(0.14)	$0.08	$0.08	$0.28

Shares used in net income (loss) per share-diluted
Non-GAAP shares used	119,162	120,846	122,711	120,210